Exhibit 10.6

AMENDMENT NO. FIVE TO

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

THIS AMENDMENT NO. FIVE (“Amendment”) to the Vencor, Inc. Supplemental Executive Retirement Plan (the “SERP”) is adopted on this 2nd day of November, 2006.

Recitals

A.	Kindred Healthcare, Inc., (the “Company”) as successor to Vencor, Inc. maintains the SERP and has right to amend the SERP pursuant to Section 5.4 thereof.

B.	The Company now desires to amend the SERP, effective as of January 1, 2005 except as otherwise provided herein, to provide for a once and final payment election by Participants of the form in which their benefits shall be paid,

C.	Because such a payment election at this time is not contemplated by the SERP and would consistent a “material modification” thereof, the change also requires that the Plan be amended to comply with certain provisions of Internal Revenue Code of 1986 (the “Code” Section 409A, which was effective January 1, 2005.

Amendments

1. The SERP hereby is amended to change all references to “Vencor, Inc.” as they appear therein to “Kindred Healthcare, Inc.”

2. Section 2.18 of the SERP hereby is amended so that as amended it shall read in its entirety as follows:

2.18	Termination of Employment. “Termination of Employment” is deemed to occur at the close of business on the last day on which a Participant is carried as an active Employee on the records of the Company or any other entity that is considered to be a single entity with the Company under Section 414(b) or (c) of the Code; provided, however, that the Committee shall determine, consistent with Section 409A of the Code and the guidance issued thereunder (1) whether a Participant’s change in status to a part-time Employee performing minimal services, or to a consultant or independent contractor still providing significant services shall be construed as a Termination of Employment, and (2) whether and when a Participant on a sick leave, authorized leave of absence or other absence for military or government service shall be deemed to incur a Termination of Employment for purposes of the Plan (and such absence shall not be considered a Termination of Employment until it has continued for a minimum of at least six months).

3. Section 3.1(b) of the SERP hereby is amended to add the following at the end thereof:

Notwithstanding the foregoing, each Participant who would not otherwise begin payments under the Plan on or before December 31, 2006, shall have the right to make an election, in the manner designated by the Committee, to receive his benefit payable under the Plan in any of the distribution forms described in this Section 3.1(b) as applied to trigger dates for payment that occur in 2007 and thereafter. Such election must be made and accepted by the Committee on or before December 31, 2006 in order to be given effect. Payment elections will be irrevocable once made. If any Participant fails to make a timely election under this paragraph (or, with respect to payments due to begin in 2006, who fails to produce a timely election made in accordance with the Plan at an earlier date), shall be deemed to have elected a lump sum payment.

4. Section 4.1 of the SERP hereby is amended to add the following at the end thereof:

Notwithstanding any provision of the Plan to the contrary, in the case of any benefits payable to a Specified Employee, as defined in Prop. Treas. Reg. 1.409A-1(i) (or any successor to such Section), on account of the Specified Employee’s Termination of Employment, payment shall be made or begin on the first day of the seventh calendar month beginning after the Specified Employee’s Termination of Employment, or if earlier, the first of the month following the Specified Employee’s death. Any payment that is made or begins later under the preceding sentence than it otherwise would under other provisions of the Plan shall be the actuarial equivalent (determined in accordance with Section 3.5) of the benefit otherwise payable.

5. Section 5.1 of the SERP hereby is amended to add the following at the end thereof:

Notwithstanding the foregoing, the Committee may, in its discretion, delegate to the Retirement Committee of the Company (as defined in the Kindred 401(k) Plan) any or all of its responsibilities hereunder other than a decision to terminate the Plan, in which event the actions of such Retirement Committee shall have the same force and effect as if taken by the Committee.

6. Section 5.4 of the SERP hereby is amended so that as amended it shall read in its entirety as follows:

5.4	Right to Terminate or Amend. The Company reserves the right to terminate the Plan by the action of its Board of Directors and distribute the benefits of all Participants as provided in Section 5.4(a), (b) or (c), or under such other circumstances as permitted under guidance published by the Internal Revenue Service under Code Section 409A. If the Company terminates the Plan, the lump sum present value of the benefits of all Participants will be determined and paid to the Participant as described in the applicable subsection below.

(a)	Corporate Dissolution or Bankruptcy. The Company may terminate the Plan within 12 months after a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that all benefits are distributed and included in the gross incomes of Participants and Beneficiaries in the later of (1) the calendar year in which the Plan termination occurs or (2) the first calendar year in which the payment is administratively practicable.

(b)	Change in Control. The Company may terminate the Plan within 30 days before or 12 months after a Change in Control Event, provided that all benefits are distributed within 12 months after the effective date of termination, and that any substantially similar deferred compensation arrangements maintained by the Company or any Employer also are terminated with all deferred amounts distributed within 12 months of termination. For purposes of this Section, a “Change in Control Event” means a change in control of the Company, a change in effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, the occurrence of which is objectively determinable, all within the meaning of Code Section 409A and applicable guidance issued thereunder.

(c)	Elimination of Non-Account-Based Deferred Compensation Arrangements. The Company may terminate the Plan at any time, provided that (1) any other deferred compensation arrangements maintained by the Company or any Employer that calculate benefits payable to participants based on a defined formula for the benefit (as opposed to an account balance) are also terminated; (2) no payments are made to any Participant or Beneficiary under this Plan within 12 months after the effective date of the Plan’s termination, except to the extent a payment is otherwise due hereunder, (3) all benefits are completely distributed within 24 months of the effective date of the Plan’s termination; and (4) neither the Company nor any Employer may adopt a non-account-balance-based deferred compensation arrangement for a period of five years after the effective date of the Plan’s termination.

The Company further reserves the right in its sole discretion to amend the Plan except that no amendment of the Plan (whether there has or has not been a Change in Control) that reduces the value of the benefits theretofore accrued by and vested with respect to any Participant shall be effective without the consent of such Participant.

7. Section 5.6 of the SERP hereby is amended so that as amended it shall read in its entirety as follows:

5.6	Claims Procedures. Any Participant or Beneficiary who believes that he or she is entitled to benefits under the Plan in an amount greater than those received (a “Claimant”) may deliver to the Retirement Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. Any claim that relates to the contents of a notice received by the Claimant from the Plan must be made within 60 days after such notice was received by the Claimant. Any other claim must be made within 180 days of the date on which the event that gave rise to the claim occurred. All claims must state with particularity the determination desired by the Claimant.

The Retirement Committee shall make a determination and notify the claimant in writing within a reasonable amount of time and not later than 90 days from the date on which the claim was filed, unless special circumstances require an extension of time, in which case the Retirement Committee shall notify the Claimant of its determination within 180 days of the date on which the claim was filed. In the event that special circumstances require an extension of time, the Claimant will be provided with written notice of the extension within the initial 90-day period, which notice shall explain the circumstances requiring an extension and provide the date on which the Retirement Committee expects to render a decision on the claim. If the claim is wholly or partially denied, the claimant shall be provided with a written notice, written in a manner calculated to be understood by the Claimant, containing specific reason(s) for the denial; specific reference(s) to Plan provisions on which the denial was based; a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and an explanation of the Plan’s claim review procedure, including applicable time limits and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA in the event that the denial is upheld. If no notice is provided within the required time period, the claim shall be deemed denied.

Within 60 days after the date of the denial notice (or deemed denial), a Claimant (or the Claimant’s duly authorized representative) may file with the Committee (as defined in Section

2.5 of the Plan) a written request for a review of the denial of the claim. Thereafter, the Claimant (or representative) shall have the right to review documents pertinent to the claim and submit written comments or other documents or information. When reviewing a denied claim, the reviewer shall take into account all comments, documents, records and other information submitted by the Claimant (or representative) and relating to the claim, without regard to whether such material or information was considered in the initial benefit determination.

A decision on review shall be made within a reasonable period of time and not later than 60 days after the written request for review is filed, unless special circumstances require additional time, in which case the Claimant must be provided with written notice of the extension within the initial 60-day period and a decision must be made within 120 days after the written request for review is filed. Any notice of extension must describe the circumstances requiring the extension and provide a date by which a decision may be expected. Notice of the decision on review shall be written in a manner calculated to be understood by the Claimant and, if the claim was denied in whole or in part, shall contain specific reason(s) for the decision; specific reference(s) to Plan provisions on which the decision was based; a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records and other information relevant to the claim; and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA. If no notice is provided within the required time period, the appeal shall be deemed denied.

Compliance by a Claimant with the foregoing provisions of this Section 5.6 shall be a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

IN WITNESS WHEREOF, the Company has caused this Amendment No. Five to be executed on the date first written above.

KINDRED HEALTHCARE, INC.

By:	/s/ Richard E. Chapman

Title:	Executive Vice President and Chief Administrative and Information Officer

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